Exhibit 99.1

Aprea Therapeutics Reports Fourth Quarter and Full Year 2022 Financial Results and Provides Update on Business Operations

DOYLESTOWN, PA, March 30, 2023 (GLOBE NEWSWIRE) – Aprea Therapeutics, Inc. (Nasdaq: APRE) (“Aprea”, or the “Company”), a clinical stage biopharmaceutical company focused on developing novel synthetic lethality-based cancer therapeutics targeting DNA damage response (DDR) pathways, today reported financial results for the three months and year ended December 31, 2022 and provided a business update.

“2022 has been another transformational year for Aprea with progress on multiple fronts,” said Oren Gilad, Ph.D., President and Chief Executive Officer of Aprea. “With the initiation of the Phase 1/2a clinical trial of our ATR inhibitor, ATRN-119, we remain on track to provide an update on clinical data later this year. Following this important achievement, we further strengthened our cash position with the closing of a public offering pursuant to which we received approximately $5.5 million in gross proceeds, allowing us to extend our cash runway into the third quarter of 2024. We believe our current cash runway will allow us to cross meaningful clinical milestones for our two lead programs. Additionally, we announced a non-dilutive SBIR award from the National Cancer Institute and welcomed John Hamill to the Aprea team. We look forward to his contribution as Chief Financial Officer as we advance our clinical pipeline of synthetic lethality-based cancer therapeutics targeting DDR pathways.”

Key Business and Financial Updates

•	ATR inhibitor program: ATRN-119 – Significant progress made on the development of our lead ATR inhibitor program. Our lead clinical candidate, ATRN-119, is a potential best-in-class oral ATR inhibitor for treatment of advanced solid tumors harboring defined mutations in DDR pathways. The Phase 1/2a trial continues to enroll patients with biomarkers related to DDR mutations. ATRN-119 is an orally bioavailable, potent and selective macrocyclic small molecule inhibitor of ATR, a protein with key roles in response to DNA damage. The primary endpoint of the Phase 1 dose escalation part of the study is to assess safety/tolerability, pharmacokinetics and recommended Phase 2 dose. The Phase 2a expansion part of the study is designed to further evaluate tolerability and preliminary efficacy of ATRN-119 monotherapy in advanced solid tumors.

•	WEE1 inhibitor program: ATRN-1051 – ATRN-1051 is an orally-bioavailable, highly potent and selective small molecule inhibitor of WEE1, a key regulator of multiple phases of the cell cycle. The Company believes that preclinical findings show potentially favorable drug selectivity and exposure. IND-enabling studies with ATRN-1051 are under way and the Company anticipates filing of an IND with the FDA by the end of 2023.

•	An abstract on combination of ATRN-119 and ATRN-1051 was selected for presentation as a poster at the American Association for Cancer Research (AACR) 2023 Annual Meeting, being held April 14-19, 2023, in Orlando, Florida.

•	Obtained non-dilutive funding via a research grant from the National Cancer Institute (NCI) supporting development of DDR inhibitors. The Company announced that it received an award notification from the NCI for the development of a first-in-class combination of DNA damage response inhibitors for the treatment of high-grade serous ovarian cancer (HGSOC). HGSOC is a devastating disease responsible for the deaths of about 125,000 women worldwide each year and has low survival rates.

•	Announced the Company had regained compliance with Nasdaq’s minimum bid price requirement for continued listing on the Nasdaq Global Select Market.

•	Closed an underwritten public offering in Q1 of 2023 pursuant to which we received approximately $5.5 million in gross proceeds. The net proceeds received from the public offering will enable the Company to continue developing its clinical asset, ATRN-119, its pre-clinical asset ATRN-1051 and for general corporate purposes.

Select Financial Results for the Fourth Quarter ended December 31, 2022

•	As of December 31, 2022, the Company reported cash and cash equivalents of $28.8 million.

•	For the fourth quarter ended December 31, 2022, the Company reported an operating loss of $2.7 million, compared to an operating loss of $7.8 million in the fourth quarter of 2021.

•	Research and Development (R&D) expenses were $0.5 million for the quarter ended December 31, 2022, compared to $4.5 million for the fourth quarter of 2021. The decrease in R&D expense was primarily related to the wrap up and close out of legacy Aprea clinical trials which were largely completed by the fourth quarter 2022. Aprea only had one active clinical trial in the 4th quarter of 2022 compared to six active clinical trials in the 4th quarter of 2021.

•	General and Administrative (G&A) expenses were $2.1 million for the quarter ended December 31, 2022, compared to $3.4 million for the comparable period in 2021. The decrease in G&A expenses was primarily due to a decrease in non-cash stock-based compensation.

•	The Company reported a net loss of $2.4 million ($0.92 per basic share) on approximately 2.6 million weighted-average common shares outstanding for the quarter ended December 31, 2022, compared to a net loss of $7.8 million ($7.20 per basic share) on approximately 1.1 million weighted average common shares outstanding for the comparable period in 2021.

Select Financial Results for the Year ended December 31, 2022

•	As of December 31, 2022, the Company reported cash and cash equivalents of $28.8 million compared to $53.1 million as of December 31, 2021. The Company believes its cash and cash equivalents as of December 31, 2022, combined with the gross proceeds received from the Company’s $5.5 million public offering of common stock in February 2023 will be sufficient to meet its current projected operating requirements into the third quarter of 2024.

•	For the year ended December 31, 2022, the Company reported an operating loss of $113.4 million, which include $76.0 million for acquired in-process research and development, compared to an operating loss of $37.4 million for the year ended December 31, 2021.

•	Research and Development (R&D) expenses were $16.4 million for the year ended December 31, 2022, compared to $23.9 million for the year ended December 31, 2021. The decrease in R&D expense was primarily related to the wrap up and close out of legacy Aprea clinical trials which were largely completed by the fourth quarter of 2022.

•	General and Administrative (G&A) expenses were $21.0 million for the year ended December 31, 2022, compared to $13.6 million for the year ended December 31, 2021. The increase in G&A expenses was primarily due to an increase in non-cash stock-based compensation from the acceleration of vesting of all outstanding stock options and restricted stock units in connection with the acquisition of Atrin Pharmaceuticals Inc. in May 2022.

•	The Company reported a net loss was of $112.7 million ($67.99 per basic share) on approximately 1.7 million weighted-average common shares outstanding for the year ended December 31, 2022, compared to a net loss of $37.1 million ($34.88 per basic share) on approximately 1.1 million weighted average common shares outstanding for the same period in 2021.

About Aprea Therapeutics, Inc.

Aprea Therapeutics, Inc. is a clinical stage biopharmaceutical company headquartered in Doylestown, Pennsylvania, focused on developing and commercializing novel synthetic lethality-based cancer therapeutics targeting a critical pathway and some of the most central targets in DDR and cancer progression. The Company’s lead program is ATRN-119, a clinical-stage small molecule ATR inhibitor being developed for solid tumor indications. Our WEE1 inhibitor is being advanced to IND submission. For more information, please visit the company website at www.aprea.com.

The Company may use, and intends to use, its investor relations website at https://ir.aprea.com/ as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.

Forward Looking Statement

Certain information contained in this press release includes “forward-looking statements”, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, related to our study analyses, clinical trials, regulatory submissions, and projected cash position. We may, in some cases use terms such as “future,” “predicts,” “believes,” “potential,” “continue,” “anticipates,” “estimates,” “expects,” “plans,” “intends,” “targeting,” “confidence,” “may,” “could,” “might,” “likely,” “will,” “should” or other words that convey uncertainty of the future events or outcomes to identify these forward-looking statements. Our forward-looking statements are based on current beliefs and expectations of our management team and on information currently available to management that involve risks, potential changes in circumstances, assumptions, and uncertainties. All statements contained in this press release other than statements of historical fact are forward-looking statements, including statements regarding our ability to develop, commercialize and achieve market acceptance of our current and planned products and services, our research and development efforts, and other matters regarding our business strategies, use of capital, results of operations and financial position, and plans and objectives for future operations. Any or all of the forward-looking statements may turn out to be wrong or be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. These forward-looking statements are subject to risks and uncertainties including risks related to the success and timing of our clinical trials or other studies, risks associated with the coronavirus pandemic and the other risks set forth in our filings with the U.S. Securities and Exchange Commission. For all these reasons, actual results and developments could be materially different from those expressed in or implied by our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are made only as of the date of this press release. We undertake no obligation to update such forward-looking statements for any reason, except as required by law.

Source: Aprea Therapeutics, Inc.

Investors and Media:

aprea@argotpartners.com

212-600-1902

Aprea Therapeutics, Inc.

Condensed Consolidated Balance Sheets

	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$28,786,647	$53,076,052
Prepaid expenses and other current assets	1,366,859	3,508,358
Total current assets	30,153,506	56,584,410
Property and equipment, net	2,321	23,870
Right of use lease and other noncurrent assets	--	215,183
Total assets	$30,155,827	$56,823,463
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$842,754	$1,773,032
Accrued expenses	2,358,332	5,352,996
Lease liability—current	--	190,471
Total current liabilities	3,201,086	7,316,499
Lease liability—noncurrent	--	--
Total liabilities	3,201,086	7,316,499
Commitments and contingencies
Preferred stock, par value $0.001; 56,227 and 0 shares issued and outstanding at December 31, 2022 and 2021, respectively	1,311,063	--
Stockholders’ equity:
Common stock, par value $0.001; 2,655,269 and 1,092,967 shares issued and outstanding at December 31, 2022 and 2021, respectively	2,655	1,092
Additional paid-in capital	330,060,836	240,999,206
Accumulated other comprehensive loss	(10,623,408)	(10,358,956)
Accumulated deficit	(293,796,405)	(181,134,378)
Total stockholders’ equity	25,643,678	49,506,964
Total liabilities and stockholders’ equity	$30,155,827	$56,823,463

Aprea Therapeutics, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

	Three Months Ended December 31, (Unaudited)		Year Ended December 31,
	2022	2021	2022	2021
Operating expenses:
Research and development	$531,406	$4,462,154	$16,402,273	$23,895,875
General and administrative	2,120,222	3,366,525	20,969,771	13,550,478
Acquired in-process research and development	--	--	76,020,184	--
Total operating expenses	2,651,628	7,828,679	113,392,228	37,446,353
Other income (expense):
Interest income	243,082	3,326	448,667	1,648
Foreign currency gain (loss)	(33,596)	70,169	281,534	317,402
Total other income	209,486	73,495	730,201	319,050
Net loss	$(2,442,142)	$(7,755,184)	$(112,662,027)	$(37,127,303)
Other comprehensive income (loss):
Foreign currency translation	(382,763)	95,743	(264,452)	(321,695)
Total comprehensive loss	(2,824,905)	(7,659,441)	(112,926,479)	(37,448,998)
Net loss per share attributable to common stockholders, basic and diluted	$(0.92)	$(7.20)	$(67.99)	$(34.88)
Weighted-average common shares outstanding, basic and diluted	2,649,349	1,076,940	1,657,055	1,064,325